Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------

We consent to the use, in the statement on Form 10K of AirtimeDSL, of our report dated October 27, 2008 on our audit of the financial statements of AirtimeDSL as of July 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the year ended July 31, 2008, the period from December 28, 2006 to July 31, 2007 and inception on December 28, 2006 through June July 31, 2008, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    October 27, 2008


               6490 West Desert Inn Rd, Las Vegas, NV 89146
                    (702)253-7499 Fax (702)253-7501

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